EXHIBIT 4.1

                           THE NATIONAL REGISTRY INC.

           FIRST AMENDED AND RESTATED STOCKHOLDERS' VOTING AGREEMENT

         THIS FIRST AMENDED AND RESTATED STOCKHOLDERS' VOTING AGREEMENT (the "Agreement") dated as of June 25, 1999 ("Effective Date"), is being entered into by and among RMS Limited Partnership ("RMS"), a Nevada limited partnership, Francis R. Santangelo ("Santangelo") and J. Anthony Forstmann ("Forstmann" and together with RMS and Santangelo are the "Shareholders" and individually a "Shareholder").

                                   WITNESSETH

         WHEREAS, the Shareholders are parties to that certain Stockholders' Voting Agreement ("Voting Agreement") dated March 14, 1995 concerning certain voting arrangements with respect to shares of common stock ("Common Stock"), par value $0.01 per share, of The National Registry Inc. ("NRI"), a Delaware corporation, and certain options ("Options") to acquire such Common Stock;

         WHEREAS, RMS and Santangelo acquired certain shares of Series "C" Convertible Preferred Stock ("Preferred Stock") of NRI pursuant to a Stock Purchase Agreement dated as of December 17, 1998 and converted such shares into shares of Common Stock;

         WHEREAS, as of the date hereof, Santangelo owns of record 1,308,377 shares of Common Stock and Options to acquire 249,999 additional shares of Common Stock, Forstmann owns of record 583,333 shares of Common Stock and Options to acquire 117,917 additional shares of Common Stock and RMS owns of record 8,080,805 shares of Common Stock; and

         WHEREAS, the Shareholders desire to enter into this Agreement, which amends and restates the Voting Agreement in its entirety;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this agreement, the parties hereto hereby agree as follows:

1. Tandem Voting. Subject to Section 2 below, each of Santangelo and Forstmann (on behalf of itself and each Affiliate of such Shareholder that may acquire such Voting Shares on or after the date hereof) agrees to vote in tandem with and in like manner as and as directed by RMS (or its designee) for the election of directors of NRI and on all other matters which may be presented at any meeting of the shareholders of NRI or with respect to which the consent of the shareholders of NRI is sought. RMS shall provide written notice to each Santangelo and Forstmann on or prior to the time of a vote for the election of directors of NRI or on any other matters which may be presented at any meeting of the shareholders of NRI or as to which the consent of the shareholders of NRI is sought. Such notice shall state how such Shareholder shall vote on such matter or the consent required of such Shareholder.


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                           THE NATIONAL REGISTRY INC.

2.       Director Designee.

                 (a) RMS hereby agrees to vote the Voting Shares (as hereinafter defined) in favor of one nominee selected by Forstmann ("Director Designee"), and reasonably acceptable to RMS, for election to the board of directors of NRI.

                 (b) If at any time Forstmann shall notify RMS of his desire to have his Director Designee removed, RMS shall vote all of the Voting Shares for the removal of such Director Designee and shall undertake all other reasonable actions, at Forstmann's expense, permitted under applicable law for the removal of such Director Designee.

                 (c) In the event that the Director Designee ceases to serve for any reason whatsoever, RMS shall vote all of the Voting Shares for the election of a new Director Designee and shall undertake all other reasonable actions, at Forstmann's expense, permitted under applicable law for the election of such Director Designee.

3.       Termination.

                 (a) In the event that Forstmann or his Affiliates cease to hold, in aggregate, at least 2% (two percent) of the issued and outstanding Common Stock, then Section 2 herein shall cease to apply and the Shareholders and their respective Affiliates shall be released from any obligations thereunder.

                 (b) In the event that (i) more than 50% (fifty percent) of the issued and outstanding Common Stock is sold to any Person or "group", as such term is defined under the Securities Exchange Act of 1934, as amended, other than any of the Shareholders, (ii) NRI sells substantially all of its assets to any Person, other than to an Affiliate, and RMS and its Affiliates hold less than 50% (fifty percent) of the voting interest of such Person or (iii) NRI merges with any Person, other than with an Affiliate, and RMS and its Affiliates hold in the aggregate less than 25% (twenty five percent) of the voting interest of such Person, then in each case this Agreement shall terminate as of the date of consummation of any such transaction.

                 (c) In the event that any Shareholder ceases to hold at least 50% (fifty percent) of the Common Stock (including any Common Stock which may be received upon conversion or exchange of any other security of NRI) that such Shareholder holds on the date hereof, then this Agreement shall terminate with respect to such Shareholder and such Shareholder shall be released from all obligations hereunder. If, by the operation of the this Section 3(c), only one Shareholder shall be bound by the terms and conditions of this Agreement, then this Agreement shall terminate as of such date.

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                           THE NATIONAL REGISTRY INC.

4. Notice Provisions. All notices or communications required to be given by any Person pursuant to this Agreement shall be effected in writing either by personal delivery or by registered or certified mail, postage prepaid with return receipt requested to the addresses indicated below:

                 If to Forstmann:

                          J. Anthony Forstmann
                          7 Beverly Park
                          Beverly Hills, CA 90210

                 With a copy to:

                          Kaye, Scholer, Fierman, Hays & Handler
                          1999 Avenue of the Stars
                          Suite 1600
                          Los Angeles, California 90067
                          Attention: Barry L. Dastin, Esq.

                 If to RMS:

                          RMS Limited Partnership
                          201 West Liberty Street
                          PO Box 281
                          Reno, NV 89504
                          Attn: C. Thomas Burton

                 With a copy to:

                          Thomas J. Egan, Jr., Esq.
                          Baker & McKenzie, Suite 900
                          815 Connecticut Avenue, NW
                          Washington, DC 20006

                 If to Santangelo:

                          Francis R. Santangelo
                          10926 Tamarisk Trail
                          Boyton Beach, FL 33436

5. Owner of Shares. Each party to this Agreement may deem and treat the person in whose name shares of securities are registered in the stock books of NRI as the owner thereof for all purposes, including without limitation, for giving of notices under this Agreement.

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                           THE NATIONAL REGISTRY INC.

6. Legend. A copy of this Agreement shall be filed with the Secretary of NRI and shall be kept at its principal executive office. Upon the execution of this Agreement, each of the parties thereto shall cause each certificate representing shares of voting securities now or hereafter owned by it to carry a legend as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE FIRST AMENDED AND RESTATED STOCKHOLDERS' VOTING AGREEMENT, DATED AS OF JUNE 25, 1999. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY.

7. Complete Agreement. This is the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements with respect thereto. There are no representations, warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements with respect to the subject matter hereof other than those expressly set forth herein.

8. Governing Law. This agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware without regard to any conflict of law principles thereof.

9. Binding Agreement; Successors. This agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and each of their respective successors, assigns, heirs and other representatives.

10. Headings. The section headings herein are for reference purposes only and shall not affect in any way, the meaning or interpretation of this agreement, nor are they deemed to constitute a part of this Agreement.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable and actual attorneys' fees (including any such fees incurred in connection with enforcement of any judgments) in addition to its or his costs and expenses and other available remedies.

13. Waiver; Amendment. Any waiver of an provision or breach of this Agreement must be in writing, executed by the waving party. No waiver of any provision or breach of this Agreement shall be a waiver of any other provision or breach of this Agreement or any subsequent breach. Any amendment or modification of this Agreement must be in writing and executed by all of the parties hereto.

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                           THE NATIONAL REGISTRY INC.

14. Specific Performance. Each of the parties hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by a party hereto and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto agrees that in the event of any actual or threatened beach of this Agreement by any party hereto, the other parties hereto shall be entitled to specific performance. Such remedy shall not be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other remedies available at law or equity to such party.

15. Interpretation of Agreement. This Agreement shall be construed in its entirety, with no emphasis or meaning being given to the headings or captions utilized in this Agreement or the placement of the various provisions.

16. Definitions. The following capitalized terms shall have the meanings set forth below:

                 (a) "Affiliate" means, with respect to any specified Person,
(i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's voting stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this Agreement, no Shareholder shall be deemed to be an Affiliate of any other Shareholder.

                 (b) "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, or unincorporated organization.

                 (c) "Voting Shares" shall mean shares of NRI's Common Stock, Options, Preferred Stock or any other voting securities of NRI held on or after the Effective Date by any Shareholder or its Affiliate, plus all voting securities hereinafter attributable to such shares or received or receivable in respect thereof by way of stock splits or stock dividends, recapitalization or liquidation of the NRI or merger or consolidation of the NRI with any other corporation or organization.

17. Assignment. RMS may assign the terms and conditions of this Agreement to any Affiliate that holds Voting Shares.


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                           THE NATIONAL REGISTRY INC.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                                   /s/ J. ANTHONY FORSTMANN
                                                   ---------------------------
                                                   J. Anthony Forstmann


                                                   /s/ FRANCIS R. SANTANGELO
                                                   ----------------------------
                                                   Francis R. Santangelo



                                                   RMS: Limited Partnership
                                                   By:  Crystal Diamond, Inc.
                                                   Its: Managing General Partner



                                                   By:/s/ RICHARD W. BAKER
                                                      -------------------------
                                                   Name:  Richard W. Baker
                                                   Title: Secretary/Treasurer of
                                                           Crystal Diamond, Inc.


  ACKNOWLEDGMENT OF FIRST AMENDED AND RESTATED STOCKHOLDERS' VOTING AGREEMENT

         The National Registry Inc. hereby acknowledges the existence of the foregoing First Amended and Restated Stockholders' Voting Agreement.

                                                   THE NATIONAL REGISTRY INC.


                                                   By: /s/ JEFFREY P. ANTHONY
                                                       ------------------------
                                                   Name:  Jeffrey P. Anthony
                                                   Title: President


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